ORIGINAL
                                WARRANT AGREEMENT

No. _______________                                          WARRANT TO PURCHASE
                                                                1,000.000 SHARES

                    UNIVERSAL BEVERAGES HOLDINGS CORPORATION
                             (a Florida corporation)

                       FORM OF WARRANT FOR THE PURCHASE OF
                                  COMMON STOCK

         This certifies that, for value received ALTAMONTE CAPITAL. LLC, or registered assigned arc entitled, at any time prior to 5:00 P.M. Eastern time on March 6.2003 (the "Expiration Date"), to purchase firm the Company the number of shares shown above (the "Warrant Shores") of common stock, par value $0.001, of the Company (the "Common Stock") by surrendering this warrant with the purchase form attached hereto, duly executed at the principal office of the Company, currently located in Jacksonville, Florida and by paying in full and in lawful money of cite United States of America by cash or cashiers' check the purchase price of the Warrant Shares as to which this Warrant is exercised, on all the tam and conditions hereinafter act forth. This Warrant Agreement (sometimes referred to as the "Warrant" or the "Agreement" defines the terms arid conditions of certain warrants certificates (the "Certificates") dated March 6, 1998 that wore previously issued to Altamonte Capital, LLC to purchase
1,000,000 shares of the Company's common stock at an exercise price of $5.00 per share.

         1. The initial purchase price at which the Warrant Shares are purchasable (hereinafter referred to as the "Warrant Price") Is $5.00 per share, subject to adjustment as hereinafter provided. The Warrants are exerciseable immediately and shall expire on March 6, 2003.

         2. On the exercise of all or any portion of this warrant in the manner provided above, the person exercising the same shall be deemed to have become a holder of record of Common Stock (or of the other securities or properties to which he or it is entitled on such exercise) for ail purposes, And certificates for the securities so purchased shall be delivered to the purchaser within a reasonable time, but in no event longer than ten days after the Warrants shall have been exercised as set forth above. If this Warrant shall be exercised in respect to only a part of the Warrant Shares covered hereby, the holder shall be entitled to receive a similar Warrant of like tenor date covering the number of Warrant Shares with respect to which this Warrant shall not have been exercised.

         3. This Warrant is exchangeable, on the surrender hereof by the holder at the office of the Company, for new Warrants of like tenor tend date representing in the aggregate the right to subscribe for and purchase the number of Warrant Shares which may be subscribed for and purchased hereunder.


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         4. The Company covenants and agrees that the Warrant Shares which may be issued on the exercise of the rights represented by this Warrant will, on issuance, be fully paid and nonassessable and free from all taxes, liens. and charges with respect to the issue thereof The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised. the Company will have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

         5. (a) Subject to Section 5(b), this Warrant and the shares issuable on exercise of this Warrant ace restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933. as amended, and all certificates therefore shall contain a legend in the following form.

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED M ER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICT CD SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE Or AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

         (b) Within the next year by Marco 31, 2001, the Company agrees that it will tote its best efforts to file a registration statement with the Securities and Exchange Commission ("SEC") to register the common stock underlying the Warrants

         6. Subject to the restrictions set forth in paragraph 5. the holder (and the successors and assigns of the holder) covenant and agree that it will make no sale, transfer or conveyance of the Warrant Shares for any period specified by an industry calf regulatory agency or organization during which such transactions may not be effected as a condition to registration or approval of any aspect of the registration statement of offering by the Company or the holders of the Warrant Shares. On such transfer, every holder hereof agrees that the Company may deem and treat the registered holder of this Warrant, or registered holders as the case may be, as the true and lawful owner thereof for all purposes and the Company shall not be affected by any notice to the contrary. All rights conferred by this Warrant shall inure to the benefit of the successors and assigns of the original holder.

         7 The Warrants arc subject to redemption en the following terms and conditions:

                  (a) The redemption price for etch Warrant Share purchasable hereunder is $0.01.

                  (b) The Warrants may be redeemed by the Company when the Fair Value (as hereinafter defined) of ft Company's Curnmon Stock is 55.00 per share for tarry 5 trading days

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within tiny period of 10 consecutive trading days (the "Measurement Period").
,'fair Value" fur any trading day is determined as follows; if the Common Stock is listed on any established stock; exchange or a national market system, including without limitation the NASDAQ National or SmaIlCap Market, the average closing bid and asked prices; or, if quotations for the Common stuck. appear only on the OTC Bulletin Board, the National Quotation Bureau Pink Sheets or similar service for reporting quotations, the average high bid tend asked prices.

(c) The Company will send a notice of redemption within 10 day, following tic end of any Measurement Period in which the Nix Value of the Common Stock achiovcs the price and for the number of trading days specified in the preceding paragraph. The Company shall mail written notice of redemption to the record holder at his or her address appearing, on the hooks and records of the Company. The notice of redemption shall specify the date of redemption, which shall not be less than 30 days following the date the note is mailed to holders. 'Me Warrants puny be exercised, in whole or in put, after notice of redemption is given but before the date of redemption specified in the notice.

(d) On the date of redemption, the Company will be obligated pay to the bulder (upun surrender of this Warrant by such holds at ft Company's principal office) an amount in immediately available funds equal to the redemption price for all Warrant Shasta purchasable hereunder. On the date of redemption all rights Wet this Warrant, including, but not limited to, any right of exercise will cease, the Warrant will not be deemed to be outstanding, and tine Warrant will represent only the right to receive payment of the redemption once

         8. As used herein, the term "Common Stock" shall meat and include the Company's Common Stock authorized on the date of the original issue of this Warrant and shall also include any capital stuck of any class of the Company thereafter authorized that shall tot be limited to a fixed sum or percentage in respect of the tights of the holders thereof to participate art dividends told in the distribution of assets on the voluntary or involuntary liquidation, dissolution, or winding op of the Company; vi , that the Warrant Shares purchasable pursuant to thus Warrant shall Include only shares of the class designated in the Company's Article' of Incorporation m Common Stock on the data of the original issue of this: Warrant If the Company (1) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares pursuant to ere forward stock split) or (2) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares (pursuant to a reverse stocksplit), the exercise price and number of shares of common stock purchased upon exorcise of this Warrant shall be adjusted proportionately,

         9. This Agreement shall be construed under and be governed by the laws of the state of Florida. 'Ibis Agreement modifies and supersedes the tetras of the Certificates dated Match 6,1998 and the terms and conditions of the Certificates shall be subject to all the terms and conditions contained in this Agreement. 1f there is a conflict between the tams in tax Cenificates dud this Agreement, the terms of this Agreement shall govern.

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         10. Where this Warrant provides for notice to holder of any event, such notice shall be sufciently given if in writing and mailed. postage prepaid, to the holder at his or her addresses us it appears to the books laid records the Company, not later than the latest date, and neat earlier than the earliest date, proscribed for the giving of such notice. In any case whore notice to holde~n is given by mail. neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular holder shall affect the sufficiency of such notice with respect to holders of other Warrant.. Where this Warrant provides for notice to the Company, such notice shall be Sufficiently given if, in writing arid mailed, registered. postage prepaid to the Company at its address not lot" than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice

         11. This WarrauttwaynotbeedwithoutthetuutualagteamentoftheCompanyand, the Warrant Holder: provided, that the Company may decrease the Warrant Price or extend the Expiration Date at its discretion without the approval or written consent of any the holder or holders

DATED this 31st day of March, 700(1.

                                         UNIVERSAL BEVERAGES HOLDINGS
                                         CORPORATION

                                         By: /s/ Jonathon Moore
                                            ------------------------------------
                                         Jonathon Moore, Chief Executive Officer


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                                FORM OF PURCHASE

                  (to be signed only upon exercise of Warrant)

TO: UNIVERSAL BEVERAGES HOLDINGS CORPORATION

         The undersigned, the owner of the attached Warrant, hereby irrevocable elects to exercise the purchase rights represented by the Warrant for and to purchase thereunder, _________ shares of common stock of UNIVERSAL BEVERAGES HOLDINGS CORPORATION, and herewith makes payment of $__________ therefor, and requests that the certificate(s) fur such shares be delivered to:
___________________________, at: and if such shall not be all of the shares purchasable hereunder that a new Warrant of like tenor for the balance of the shares purchasable under the attached Warrant be delivered to the undersigned.

DATED this __________________ day of __________________________.



                                             -----------------------------------
                                             Signature


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